Exhibit 99.1

PMV Pharmaceuticals Announces Prioritization of PC14586 Clinical Development and Extended Cash Runway

•	Prioritization of PC14586 development and focused discovery research efforts results in a workforce reduction of approximately 30%

•

Unaudited cash, cash equivalents, and marketable securities totaling approximately $229 million as of December 31, 2023, combined with cost savings from workforce reduction, is expected to extend cash runway to end of 2026

•	PC14586 registrational Phase 2 clinical trial remains on track to initiate in 1Q24

PRINCETON, N.J., January 18, 2024 - PMV Pharmaceuticals, Inc. (Nasdaq: PMVP), a precision oncology company pioneering the discovery and development of small molecule, tumor agnostic therapies targeting p53, today announced a strategic reduction of its workforce by approximately 30%. PMV will maintain a focused discovery research effort and expects that the resulting savings in operating expenses will extend its cash runway to the end of 2026.

As of December 31, 2023, on an unaudited basis, PMV had approximately $229 million in cash, cash equivalents, and marketable securities. PMV estimates that it will incur aggregate charges of approximately $1.4 million, primarily for one-time employee severance and benefit costs, the majority of which are expected to be incurred in the first quarter of 2024.

“I would like to express my sincere thanks to our employees impacted by this decision,” said David Mack Ph.D., PMV Pharma’s CEO and Co-founder. “We are grateful for their dedication and contributions to help bring PMV and PC14586 to this point of development. This is a difficult but necessary step to ensure that PC14586 is developed as efficiently as possible to benefit patients.”

About PMV Pharma

PMV Pharma is a precision oncology company pioneering the discovery and development of small molecule, tumor-agnostic therapies targeting p53. p53 mutations are found in approximately half of all cancers. Our co-founder, Dr. Arnold Levine, established the field of p53 biology when he discovered the p53 protein in 1979. Bringing together leaders in the field to utilize over four decades of p53 biology, PMV Pharma combines unique biological understanding with a pharmaceutical development focus. PMV Pharma is headquartered in Princeton, New Jersey. For more information, please visit www.pmvpharma.com.

About PC14586

PC14586 is a first-in-class, small molecule, p53 reactivator designed to selectively bind to the pocket in the p53 Y220C mutant protein, restoring the wild-type, or normal, p53 protein structure and tumor-suppressing function. The U.S. Food and Drug Administration (FDA) granted Fast Track designation to PC14586 for the treatment of patients with locally advanced or metastatic solid tumors with a p53 Y220C mutation.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the Company’s future plans or expectations for PC14586, including expectations regarding timing of the Phase 2 portion of its current clinical trial for PC14586, statements as to the expected cash, cash equivalents and marketable securities information for the year ended December 31, 2023, statements regarding the Company’s expected costs related to restructuring and related charges, including the timing of such charges, and the Company’s expected use of operating cost savings associated with the restructuring plan. Any forward-looking statements in this statement are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include: the success, cost, and timing of the Company’s product candidate development activities and planned clinical trials, the Company’s ability to execute on its strategy and operate as an early clinical stage company, the potential for clinical trials of PC14586 or any future clinical trials of other product candidates to differ from preclinical, preliminary, interim or expected results, the Company’s ability to fund operations, and the impact that the current COVID-19 pandemic will have on the Company’s clinical trials, supply chain, and operations, as well as those risks and uncertainties set forth in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 1, 2023, the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2023, filed with the SEC on May 10, 2023, and its other filings filed with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

The cash, cash equivalents and marketable securities information above is based on preliminary unaudited information and management estimates for the year ended December 31, 2023, is not a comprehensive statement of our financial results as of and for the fiscal year ended December 31, 2023, and is subject to completion of our financial closing procedures. Our independent registered public accounting firm has not conducted an audit or review of, and does not express an opinion or any other form of assurance with respect to, this preliminary estimate.

Investors Contact:

Tim Smith

Senior Vice President, Head of Corporate Development and Investor Relations

investors@pmvpharma.com

Media Contact:

Kathy Vincent

Greig Communications

kathy@greigcommunications.com